EXHIBIT 4.2

PARK PLACE ENERGY CORP.

STOCK OPTION AGREEMENT
(2007 Stock Option Plan - [Director, Officer or Consultant])

This STOCK OPTION AGREEMENT is made effective as of this ____ day of _______________, 20___ between PARK PLACE ENERGY CORP., a Nevada corporation (the "Company") and _____________________________________________ (the "[Director, Officer or Consultant]").

BACKGROUND

A.                  [If a Director:] The Director serves on the Board of Directors of the Company, or a subsidiary of the Company, or the Company desires to induce the Director to serve on the Board of Directors of the Company, or a subsidiary of the Company as an Director. [If an Officer:] The Officer serves as the _______________ of the Company. [If a Consultant:] The Consultant has been retained to provide consulting services to the Company pursuant to the terms and conditions of a Consultant Agreement made effective as of __________________, 2007 between the Company and the Consultant, under which the Company has agreed to issue shares of its common stock and incentive stock options to the Consultant as payment for his services.

B.                  The Company will be adopting a 2007 Stock Option Plan (the "Plan") pursuant to which shares of common stock of the Company will be reserved for issuance under the Plan.

NOW, THEREFORE, the parties hereto agree as follows:

Grant of Option

1.                  The Company hereby irrevocably grants under the Plan to the [Director, Officer or Consultant] the right and option (hereinafter referred to as the "Option") to purchase from the Company all or any portion of an aggregate of _______________ (_________) shares of common stock of the Company (the "Shares") subject to the terms and conditions herein set forth. The Options will be Nonqualified Stock Options under the Plan.

2.                  The number of Shares granted will be subject to adjustment pursuant to the terms of the Plan.

Exercise Price

3.                  The exercise price of the Shares covered by the Option shall be US$______ per Share.

Exercise and Vesting of Option

4.                  The Option will [be fully vested. OR] vest on the following dates (each a "Vesting Date"):

Number of Vested Options	Date of Vesting

5.                   [Include this paragraph only if Options vest] Except as provided in Section 7 of this Agreement, the Option will only be exercisable with respect to that portion of the Option that has vested.

6.                   [Include this paragraph only if Options vest] In the event of termination of the Option prior to any Vesting Date, that portion of the Option scheduled to vest on such Vesting Date, and all portions of the Option scheduled to vest in the future, shall not vest and all of the [Director's, Officer's or Consultant's] rights to and under such non-vested portions of the Option shall terminate.

Term of Option

7.                   [To the extent vested, and] except as otherwise provided in this Agreement, the Option shall be exercisable _________ (___) years from the date of grant (the "Expiration Date"). This Agreement and the right of the [Director, Officer or Consultant] to exercise the Option will terminate upon the earliest of the following dates:

(a)        [if to Director:] the date which is thirty (30) days from the date on which the Director ceases to be a Director of the Company or any subsidiary of the Company, if applicable; [if to Officer:] the date which is fourteen (14) days from the date on which the Officer ceases to be an Officer of the Company or any subsidiary of the Company, if applicable; [if a Consultant:] the date of termination of the Consulting Agreement pursuant to Section 8.1 thereof; [OR] the date which is fourteen (14) days from the date on which the Consultant ceases to be a Consultant of the Company or any subsidiary of the Company, if applicable;

(b)        [if to Director or Officer:] in the event of the removal of the [Director or Officer] for Cause (as defined in the Plan), the earliest date on which the [Director or Officer] is removed as a [Director or Officer]; [if to Consultant:] in the event of the termination of the Consultant for Cause (as defined in the Plan), the earliest date on which the Consultant is terminated as a Consultant;

(c)        [if to Director:] the date which is one (1) year from the date of the Director's retirement, disability or death, in the event of termination as a result of the retirement, disability or death of the Director; or [if to Officer:] the date which is three (3) months from the date of the Officer's retirement, disability or death, in the event of termination as a result of the retirement, disability or death of the Officer; or [if to Consultant:] the date which is three (3) months from the date of the Consultant's death, in the event of termination as a result of the death of the Consultant; or

(d)        the Expiration Date.

Upon termination of this Agreement and the right of the [Director, Officer or Consultant] to exercise the Option as set forth above, the Option shall terminate and become null and void.

Manner of Exercising Option

8.                  Subject to the terms and conditions of this Agreement, the Option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of Shares to be purchased and accompanied by the full exercise price for such Shares. Any such notice shall be deemed given when received by the Company at its corporate headquarters. The exercise price shall be payable:

(a)        in United States dollars upon exercise of the Option and may be paid by cash, uncertified or certified check or bank draft; or

(b)        at the election and sole discretion of the Company, in such other manner as is permitted pursuant to the Plan.

All Shares that shall be issued upon the exercise of the Option as provided herein shall be issued as fully paid and non-assessable shares of the Company's common stock.

Rights of Option Holder

9.                  The [Director, Officer or Consultant], as holder of the Option, shall not have any of the rights of a shareholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to him or her upon the due exercise of all or any portion of the Option.

Non-Transferability

10.                The Option shall not be transferred, pledged or assigned except as provided in the Plan.

No Employment [if to Consultant: Right to Continue as Consultant] or Right to Corporate Assets

11.                [if to Director or Officer:] Nothing contained in this Agreement shall be deemed to grant the [Director or Officer] any right to employment or service with the Company for any period of time or to any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving the [Director or Officer], the [Director's or Officer's] beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person. [if to Consultant:] Nothing contained in this Agreement shall be deemed to grant the Consultant any right to continue as a consultant of the Company for any period of time or to any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving the Consultant, the Consultant's beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person

Securities Law Matters

12.                The [Director, Officer or Consultant] acknowledges that the Shares to be received by him or her upon exercise of the Option have not been registered under the Securities Act of 1933, as amended, or the Blue Sky laws of any state (collectively, the "Securities Acts"). The [Director, Officer or Consultant] acknowledges and understands that the Company is under no obligation to register, under the Securities Acts, the Shares received by him or her or to assist him or her in complying with any exemption from such registration if he or she should at a later date wish to dispose of the Shares. The [Director, Officer or Consultant] acknowledges that if the Shares are not registered under the Securities Acts at the time of the exercise of the Option, or any part thereof, the Shares shall bear a legend restricting the transferability thereof, such legend to be substantially in the following form:

"The shares represented by this certificate have not been registered or qualified under the Securities Act of 1933, as amended, or state securities laws. The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws, and the Company may require that the availability of any exemption or the inapplicability of such securities laws be established by an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company."

[Director, Officer or Consultant] Representations

13.                The [Director, Officer or Consultant] hereby represents and warrants that:

(a)        the [Director, Officer or Consultant] has reviewed with his or her own tax advisors all applicable tax consequences of the transactions contemplated by this Agreement. The [Director, Officer or Consultant] is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. The [Director, Officer or Consultant] understands that he or she will be solely responsible for any tax liability that may result to him or her as a result of the transactions contemplated by this Agreement;

(b)        the [Director, Officer or Consultant] has been advised to obtain his or her own legal advice in connection with the execution of this Agreement; and

(c)        the Option, if exercised, will be exercised for investment purposes and not with a view to the sale or distribution of the Shares to be received upon exercise thereof.

The Plan

14.                The Option is granted pursuant to the Plan and is governed by the terms thereof, which are incorporated herein by reference. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall govern and control.

Governing Law

15.                This Agreement, in its interpretation and effect, shall be governed by the laws of the Province of British Columbia applicable to contracts executed and to be performed therein.

Further Assurances

16.                Each party hereto agrees to execute such further papers, agreements, assignments or documents of title as may be necessary or desirable to affect the purposes of this Agreement and carry out its provisions.

Entire Agreement

17.                This Agreement and the Plan embody the entire agreement made between the parties hereto with respect to the matters covered herein and shall not be modified except in writing signed by the party to be charged.

Counterparts

18.                This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be deemed an original, and all of which shall constitute but one and the same agreement.

PARK PLACE ENERGY CORP.

Per:       __________________________
             Authorized Signatory
Signature of [Director, Officer or Consultant]:	_________________________________
Print name of [Director, Officer or Consultant]:	_________________________________
Address of [Director, Officer or Consultant]:	_________________________________
_________________________________